EXHIBIT 10.1(a)

Amendment to Merger Agreement dated September 13, 2022

Amendment to Merger and Reorganization Agreement

Merger and reorganization agreement is amended as follows:

1. Article 5(e)(ii) is amended and extended from September 30, 2022 to December 31, 2022.

2. Article 5(d) is amended from: "As soon as practically possible thereafter, EBI shall undergo a change of name to WorldCall Broadband Inc. ("WBI"), with such change of name to be promptly filed with the competent authorities of the State of Nevada.", to the following: **"As soon as practically possible thereafter, EBI shall undergo a change of name to GlobalTech Corporation. ("WBI"), with such change of name to be promptly filed with the competent authorities of the State of Nevada."**

Dated: September 13, 2022

Dan Green

President

GlobalTech Corporation

Babar Ali Syed

President

Worldcall Holdings Inc